CAYENNE ENTERTAINMENT, INC. WARRANT PACKAGE FOR MERGED COMPANIES

THIS WARRANT CERTIFICATE AND THE WARRANTS EVIDENCED HEREBY HAVE NOT BEEN AND THE COMMON STOCK TO BE ISSUED UPON EXERCISE OF SUCH WARRANTS HAS NOT BEEN OR WILLNOT, UPON THE ISSUANCE THEREOF, HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR QUALIFIED UNDER STATE SECURITIES LAWS BUT HAVE BEEN, OR WILL BE, AS THE CASE MAY BE, ISSUED PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS (I) THE ISSUER THEREOF SHALL HAVE RECEIVED AN OPINION OF COUNSEL TO THE EFFECT THAT NO REGISTRATION OR QUALIFICATION THEREOF IS LEGALLY REQUIRED FOR SUCH TRANSFER OF (ii) COVERED BY AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS.

THE NUMBER OF SHARES OF COMMON STOCK ISSUABLE UPON THE EXERCISE OF THE WARRANTS PROVIDED FOR IN THIS WARRANT CERTIFICATE IS SUBJECT TO REDUCTION AS PROVIDED FOR IN SECTION 2 HEREOF AND THE SHARES ISSUABLE UPON ITS EXERCISE ARE SUBJECT TO REPURCHASE BY THE COMPANY AS PROVIDED FOR IN SUCH SECTION.

 No. W-3-31-01 M/A
Warrants to Purchase One Share Each -
Date of Issue: March 31, 2001

                              WARRANT CERTIFICATE

To subscribe for and purchase shares of Common Stock, no par value (the "Common Stock"), of

                          CAYENNE ENTERTAINMENT, INC.

     THIS CERTIFIES that, for value received, _______________ of (its) registered successors and assigns, is the owner of the number of Warrants named above of (the "Warrants"), Cayenne Entertainment, Inc., a Colorado Corporation (herein called the "Company") one share of Common Stock of the Company (individually a "Common Share: and collectively the "Common Shares"), subject to adjustment as provided in Sections 2 and 3 hereof, commencing on the date hereof, priced at $0.01 per share (the "Exercise Price"). To the extent any Warrants remain unexercised, such Warrants shall automatically and without further action by the Company or the holder hereof, terminate at the end of the third year after issuance (the "Termination Date").

The number of shares of Common Stock to be received upon the exercise of each Warrant and the Exercise Price to be paid for a share of Common Stock are subject to adjustment from time to time as hereinafter set forth.

      1.Exercise of Warrants. The Warrants evidenced hereby may be exercised by the registered holder hereof, in Whole or in part, by the surrender of this Warrant Certificate, duly endorsed (unless endorsement is waived by the Company), at the principal office of the Company(or at such other office or agency of the company as it may designate by notice in writing to the registered holder hereof at such holder's last address appearing on the books of the Company) and upon payment to the Company of the purchase price of the Common Shares purchased. Payment of the purchase price shall be made by
(x) certified or official bank check or checks payable to the order of the Company or (y) surrender to the Company of Warrants. The Company agrees that the Common Shares purchased shall be deemed to be issued to the registered holder hereof on the date on which this Warrant Certificate shall have been surrendered and payment made for such Common Shares as aforesaid; provided, however that no such surrender and payment on any date when the stock transfer books of the Company shall be closed shall be effective to constitute the person entitled to receive such Common Shares as the record holder thereof on such date, but such surrender and payment shall be effective to constitute the person entitled to receive such Common Shares as the record holder thereof for all purposes immediately after the opening of business on the next succeeding day on which such stock transfer books are open. The certificate(s) for such Common Shares shall be delivered to the registered holder hereof within a reasonable time, not exceeding five (5) days, after the Warrants evidenced hereby shall have been so exercised and a new Warrant Certificate evidencing the number of Common Shares remaining to be issued upon exercise of the Warrants shall also be issued to the registered holder within such time unless such Warrants shall have expired. No fractional Common Shares of the Company, or scrips for any such fractional shares, shall be issued upon the exercise of any Warrant.

      2.Anti-Dilution Provisions. Upon each adjustment of the Exercise Price, the holder of the Warrants evidenced hereby shall thereafter be entitled to purchase, at the Exercise Price resulting from such adjustment, the number of shares obtained per warrant by dividing the Exercise Price in effect immediately prior to such adjustment by the Exercise Price resulting from such adjustment.

      (a)Warrant Purchase Price Adjustments. If and whenever after the date hereof the Company shall issue or sell any shares of its Common Stock for consideration per share less than the Exercise Price in effect immediately prior to the time of such issue or sale, or shall be deemed under the provisions of this Section 3 to have effected any such issuance or sale, then, forthwith upon such issue by delivery of such amount to the relevant holder no later than 30 days following the Warrant Reduction Date or sale, the Exercise Price shall be reduced to a price equal to (calculated to the nearest
 $0.0001):the price determined by dividing (i) an amount equal to the sum of
(A) the number of shares of Common Stock outstanding immediately prior to such issue or sale multiplied by the then existing Exercise Price and (B) the consideration, if any, received by the Company upon such issue or sale by (ii) the total number of shares of Common Stock outstanding immediately after such issue or sale; and

Notwithstanding the foregoing, no adjustment of the Exercise Price shall be made in an amount less than $0.0001 per share, but any such be made at the time of and together with the next subsequent adjustment which together with any adjustments so carried forward shall amount to $0.0001 per share or more.

     For the purposes of this Section 2 (a), the following shall also be applicable:

     (i) In the event that at any time the Company shall in any manner grant (directly, by assumption in a merger or otherwise) any rights to subscribe for or to purchase, or any options for the purchase of (x) Common Stock or (y) any stock or securities convertible into or exchangeable for Common Stock (such rights or options being herein called "Options" and such convertible or exchangeable stock or securities being herein called "Convertible Securities"), or shall fix a record date for determination of holders of any class of securities entitled to receive any such Options, whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and whether or not the price per share for which Common Stock is issuable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities (determined by dividing (A) the total amount, if any, received or receivable by the Company as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Company upon the exercise of all such Options, plus, in the case of any such Options that relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue of sale of such Convertible Securities and upon the conversion or exchange thereof, by (B) the total number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the Exercise Price in effect immediately prior to the time of the granting of such Options, then the total number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total amount of such Convertible Securities issuable upon the exercise of such Options (as of the date of granting such Options) shall be deemed to be outstanding and to have been issued for such price per share. Except as otherwise provided in Section 2 (a) (iii), no further adjustment of the Exercise Price shall be made upon the actual issue of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities.

     (ii)  In the event that the Company shall in any manner issue
(directly, by assumption in a merger or otherwise) or sell any Convertible Securities (other than pursuant to the exercise of Options to purchase such Convertible Securities covered by Section 2 (a) (I)), or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Convertible Securities, whether or not the rights to exchange or convert thereunder are immediately exercisable, and whether or not the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (A) the total amount received or receivable by the Company as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Exercise Price in effect immediately prior to the time of such issue, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall (as of the date of the issue or sale of such Convertible Securities) be deemed to be outstanding and to have been issued for such price per share, provided that, except as otherwise provided in Section 2 (a) (iii), no further adjustment of the Exercise Price shall be made upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities.

     (iii) In connection with any change in, or the expiration or termination of, the purchase rights under any Convertible Securities, the following provisions shall apply:

     (A) If the purchase price provided for in any Option referred to in Section 2 (a) (i), the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in Section 2
(a) (i) or 2 (a) (ii), or the rate at which any Convertible Securities referred to in Section 2 (a) (i) or 2 (a) (ii) are convertible into or exchangeable for Common Stock shall change at any time (other than under or by reason of provisions designed to protect against dilution), then the Exercise Price in effect at the time of such change shall forthwith be increased or decreased to the Exercise Price that would be in effect immediately after such change is (a) the adjustments that were made upon the issuance of such Options or Convertible Securities had been made upon the basis of (and taking into account the total consideration received for) (i) the issuance at that time of the Common Stock, if any, actually issued upon the exercise of any such Options or upon the conversion or exchange of any such Convertible Securities before such change, and (ii) the issuance at the time of all such Options or Convertible Securities, with terms and provisions reflecting such change that are still outstanding after such change, and (b) the Exercise Price as adjusted pursuant to clause (a) preceding had been used as the basis for the adjustments required hereunder in connection with all other issues or sales of Common Stock, Options or Convertible Securities by the Company subsequent to the issuance or such Options or Convertible Securities.

     (B) On the partial or complete expiration of any Options or termination of any right to convert or exchange Convertible Securities which have not been fully exercised, the Exercise Price then in effect hereunder shall be forthwith increased or decreased to the Exercise Price that would be in effect at the time of such expiration or termination if (a) the adjustments that were made upon the issuance of such Options or Convertible Securities had been made upon the basis of (and taking into account the total consideration received for) (i) the issuance at that time of the Common Stock, if any, actually issued upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities before such expiration or termination, and (ii) the issuance at that time of only those such Options or Convertible Securities that remain outstanding after such expiration or termination, and
(b) the Exercise Price as adjusted pursuant to clause (a) preceding had been used as the basis for adjustments required hereunder in connection with all other issues or sales of Common Stock, Options or Convertible Securities by the Company subsequent to the issuance of such Options or Convertible Securities.

     (C) If the purchase price provided for in any Option referred to in Section 2 (a) (i) or the rate at which any Convertible Securities referred to in Section 2 (a) (i) or 2 (a) (ii) are convertible into or exchangeable for Common Stock shall be reduced at any time under or by reason of provisions with respect thereto designed to protect against dilution, and the event causing the reduction is one that did not also require an adjustment in the Exercise Price under other provisions of this Section 2 (a), then in case of the delivery of shares of Common Stock upon the exercise of any such Option or upon conversion or exchange of any such Convertible Securities, the Exercise Price then in effect hereunder shall forthwith be adjusted to such amount as would have obtained if such Option or Convertible Securities had never been issued and if the adjustments made upon the issuance of such Option or Convertible Securities had been made upon the basis of the issuance of (and taking into account the total consideration received for) the shares of Common Stock delivered as aforesaid; provided that no such adjustment shall be made unless the Exercise Price then in effect would be reduced thereby.

     (D) If a record date for the issuance of any Options or Convertible Securities shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefore, the adjustment previously made as provided in Section 2 (a) (i) and 2 (a) (ii) above to the relevant Exercise Price which becomes effective on such record date, and thereafter such Exercise Price shall be adjusted pursuant to Section 2 (a) (i) or 2 (a) (ii), as the case may be, as of the actual date of their issuance.

     (iv) In the event the Company declares a dividend or makes any other distribution upon any stock of the Company payable in Common Stock, Options or Convertible Securities, any Common Stock, Options or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration. In the event the Company shall grant the holders of Common Stock the right to subscribe for or purchase shares of Common Stock or any other security, whether pursuant to pre-emptive rights set forth in the Certificate of Incorporation of the Company or in an agreement or otherwise, the Company, from time to time, shall be deemed to have received the amount actually received upon exercise of the rights.


     (v) For purposes of this Section 2 (a), the amount of consideration received by the Company in connection with the issuance or sale of Common Stock, Options or Convertible Securities shall be determined in accordance with the following:

     (A) In the event shares of Common Stock, Options or Convertible Securities are issued or sold for cash, the consideration received therefore shall be deemed to be the amount payable to the Company therefore, after deduction therefrom of any expenses incurred and any underwriting commissions or concessions or discounts paid or allowed by the Company in connection therewith.

     (B) In the event shares of Common Stock, Options or Convertible Securities are issued or sold for a consideration other then cash, the amount of the consideration other than cash payable to the Company shall be deemed to be the fair value of the consideration (after deduction of any dividends or interest accrued in respect thereof and any underwriting commissions or concessions or discounts paid or allowed by the Company in connection therewith) as determined in good faith by the Board of Directors of the Company, including, without limitation, cancellation or satisfaction of amounts payable to the purchaser for accrued interest or accrued dividends on obligations or securities other than the Common Stock, Options or Convertible Securities then being issued.

     (C) The amount of consideration deemed to be received by the Company pursuant to the foregoing provisions of this Sections 2 (a) (v) upon any issuance or sale, pursuant to an established compensation plan of the Company, to directors, officers or employees of the Company in connection with their employment, of shares of Common Stock, Options or Convertible Securities, shall be increased by the amount of any tax benefit realized by the Company as a result of the issuance or sale, the amount of the tax benefit being the amount by which the federal or state income or other tax liability of the Company shall be reduced by reason of any deduction or credit in respect of the issuance and/or sale.

     (D) In the event shares of Common Stock, Options or Convertible Securities are issued in connection with any merger in which the Company is surviving corporation, the amount of consideration therefore shall be deemed to be the fair value of such portion of the assets and business of the non-surviving corporation as shall be attributable to the Common Stock, Options or Convertible Securities, as the case may be, as determined in good faith by the Board of Directors of the Company.

     (E) In the event Options shall be issued in connection with the issue and sale of other securities of the Company, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options shall be deemed to have been issued without consideration.

     (F) In the event of a consolidation or merger of the Company in which stock or securities of another corporation are issued in exchange for Common Stock of the Company or in the event of any sale of all or substantially all the assets of the Company for stock or other securities of any corporation, the Company shall be deemed to have issued a number of shares of its Common Stock for stock or securities of the other corporation computed on the basis of the actual exchange ratio on which the transaction was predicated and for a consideration equal to the fair market value on the date of the transaction of the stock or securities of the other corporation, and if the calculation results in adjustment of the Exercise Price, the determination of the number of shares of Common stock receivable upon exercise of the Warrants immediately prior to such merger, consolidation or sale, for purposes of Section 2 (c), shall be made after giving effect to the adjustment of the Exercise Price; provided that no such adjustment shall be made unless the Exercise Price then in effect shall be reduced thereby.

     (vi) (A) In the event the Company fixes a record date with respect to the holders of its Common Stock for the purpose of entitling them
(I) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (ii) to subscribe for or purchase Common Stock, Options or Convertible Securities (whether pursuant to pre-emptive rights granted by the Certificate of Incorporation of the Company or by agreement, or otherwise), then the record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of the dividend or the making of the distribution or the date of the granting of the right of subscription or purchase, as the case may be.

     (B) If such record date shall have been fixed and such dividend or distribution shall not have been paid or right of subscription or purchase fulfilled on the date fixed therefore, the adjustment previously made to the relevant Exercise Price which became effective on such record date shall be cancelled as of the close of business on such record date, and thereafter such Exercise Price shall be adjusted as provided herein as of the time of actual payment of such dividend, distribution or subscription of Common Stock, Options or Convertible Securities.

     (vii) The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company or any subsidiary thereof, and the disposition of any such shares shall be considered an issue or sale of Common Stock for the purposes of this
Section 2 (a).

     (b) Stock Splits and Reverse Splits. In the event the Company subdivides its outstanding shares of Common Stock into a greater number of shares, the Exercise Price in effect immediately prior to the subdivision shall be proportionately reduced and the number of Common Shares purchasable pursuant to the Warrants evidenced hereby immediately prior to the subdivision shall be proportionately increased, and conversely, in the event the outstanding shares of Common Stock of the company are combined into a smaller number of shares, the Exercise Price in effect immediately prior to the combination shall be proportionately increased and the number of Common Shares purchasable upon the exercise of the Warrants evidenced hereby immediately prior to the combination shall be proportionately reduced. Except as provided in this Section 2 (c), no adjustment in the Exercise Price and no change in the number of Common Shares purchasable shall be made under this Section 2 as a result, or by reason, of any subdivision or combination.

     (c) Reorganizations and Asset Sales. If any capital reorganization or reclassification of the capital stock of the Company, or any consolidation or merger of the Company with another corporation, or the sale of all or substantially all its assets to another corporation be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to, or in exchange for, Common Stock (and which shall not constitute a dividend subject to Section 2 (c)), then the following provisions shall apply:

     (i) As a condition of the reorganization, reclassification, consolidation, merger or sale (except as otherwise provided below in this Section 2 (c)), lawful and adequate provisions shall be made whereby each holder of Warrants shall thereafter have the right to purchase and receive upon the terms and conditions specified in this Warrant Certificate and in lieu of the Common Shares immediately theretofore receivable upon the exercise of the rights represented hereby, the shares of stock, securities or assets as may be issued or payable with respect to, or in exchange for, a number of outstanding shares of Common Stock equal to the number of Common Shares immediately theretofore receivable had the reorganization, reclassification, consolidation, merger or sale not taken place, and in any such case appropriate provision shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Exercise Price and of the number of shares receivable upon the exercise) shall thereafter be applicable, as nearly as may be practicable, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of Warrants consolidation or merger, of the Exercise Price to the value for the Common Stock reflected by the terms of the consolidation or merger if the value so reflected is less than the Exercise Price in effect immediately prior to the consolidation or merger).

     (ii) In the event of a merger or consolidation of the Company with or into another corporation as a result of which a number of shares of Common Stock of the surviving corporation are greater or lesser than the number of shares of Common Stock of the Company outstanding immediately prior to the merger or consolidation are issuable to holders of Common Stock of the Company, then the Exercise Price in effect immediately prior to the merger or consolidation shall be adjusted in the same manner as though there were a subdivision or combination of the outstanding shares of Common Stock of the Company.

     (d) Excluded Securities. "Excluded Securities" shall mean the following securities and the securities issuable upon their exercise or conversion of options granted or to be granted pursuant to the Company's Stock Incentive Plan.

     3. Other Notices. If at any time prior to the expiration of the Warrant evidenced hereby:

     (a) The Company shall declare any dividend on the Common Stock payable in shares of capital stock of the company, cash or other property; or

     (b) The Company shall authorize the issue of any options, warrants or rights pro rata to all holders of Common Stock entitling them to subscribe for or purchase any shares of stock of the Company or to receive any other rights; or

     (c) The Company shall authorize the distribution pro rata to all holders of Common Stock of evidences of its indebtedness or assets (excluding cash dividends or cash distributions paid out of retained earnings or retained surplus); or

     (d) There shall occur any reclassification of the Common Stock, or any consolidation or merger of the Company with or into another corporation or other entity (other than a consolidation or merger in which the Company is the continuing corporation and which does not result in any reclassification of the Common Stock) or a sale or transfer to another corporation or other entity of all or substantially all of the properties of the Company; or

     (e) There shall occur the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company; then, and in each of such cases, the Company shall deliver to the registered holder hereof at its last address appearing on the books of the Company, as promptly as practicable but in any event at least 15 days prior to the applicable record date ( or determination date) mentioned below, a notice stating, to the extent such information is available, (i) the date on which a record is to be taken for the purpose of such dividend, distribution or rights, or if a record is not to be taken, the date as of which the holders of Common Stock or record to be entitled to such dividend, distribution or rights are to be determined, or
(ii) the date on which such reclassification, consolidation, merger, sale, transfer, liquidation, dissolution or winding up is expected to become effective and the date as of which it is expected that holders of Common stock of record shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, liquidation, dissolution or winding up.

     4. Termination of Warrant. Notwithstanding any provision herein to the contrary, this Warrant Certificate and the Warrants evidenced hereby, and all rights and obligations hereunder and thereunder shall be of no further force and effect on the Termination Date.

     5. Representation, Warranties and Covenants of the Company. The Company represents and warrants to and covenants with the registered holder hereof as follows:

     (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona, is duly qualified and in good standing under the laws of any foreign jurisdiction where the failure to be so qualified would have a material adverse effect on its ability to perform its obligations under the Warrants evidenced by this Warrant Certificate and it has full corporate power and authority to issue the Warrants and to carry out the provisions of the Warrants evidenced by this Warrant Certificate.

     (b)  The issuance, execution and delivery of this Warrant
Certificate has been duly authorized by all necessary corporate action on the part of the Company and the Warrants evidenced by this Warrant Certificate constitutes the valid and legally binding obligation of the Company, enforceable against it in accordance with the terms hereof, except as such enforceability may be limited by bankruptcy, insolvency or other laws affecting generally the enforceability of creditors' rights, by general principles of equity and be limitations on the availability of equitable remedies.

     (c) Neither the execution and delivery of the Warrants evidenced by this Warrant Certificate by the Company, nor compliance by the Company with the provisions hereof, violates any provision of its Certificate of Incorporation or By-Laws, as amended, or any law, statute, ordinance, regulation, order, judgment or decree of any court or governmental agency, or conflicts with or will result in any breach of the terms of or constitute a default under or result in the termination of or the creation of any lien pursuant to the terms of any agreement or instrument to which the Company is a party or by which it or any of its properties is bound.

     (d) The Company covenants and agrees that all shares of capital stock of the Company which may be issued upon the exercise of the Warrants evidenced hereby will be duly authorized, validly issued an fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof to the registered holder hereof. The Company further covenants and agrees that during the period within which the Warrants evidenced hereby may be exercised, the Company will at all times reserve such number of shares of its capital stock as may be sufficient to permit the exercise in full of the Warrants evidenced hereby.

     6.  Registration Rights.

     (a)  Demand Registered Rights.  (i)  After the earlier to occur of
(A) the closing date of a public offering of the Company's securities registered pursuant to the Securities Act in which the Company received gross proceeds of $5,000,000 or such lesser amount as may be determined by the board of directors of the Company (a "Qualified IPO"), or (B) the date on which the Company merges with any other publicly-owned company, and for a period of five
(5) years thereafter (the "Registration Period"), upon any written request of the Majority Holders (as defined below) from time to time delivered to the Company, the Company shall in each case promptly prepare and file, and use its best efforts to cause to become effective, a registration statement under the Securities Act (in each case, a "Demand Registration") covering such shares of Common Stock issuable upon the exercise of Warrants (the "Warrant Shares") as are requested by the Majority Holders to be covered thereby, all in accordance with the following provisions of this Section 6. "Majority Holders" as used herein shall mean the holder or holders of a majority of the aggregate of the Warrant Shares then outstanding which (x) are not registered under the Securities Act or (y) are not eligible for sale under circumstances in which all of the applicable conditions of Rule 144 (or any similar provisions then in effect ) under the Securities Act are met or (z) may not be sold pursuant to Rule 144 (k), and the company has not delivered a new certificate or other evidence of ownership for such shares not bearing a restrictive legend ("Registrable Stock"). The Majority Holders requesting a registration under this Section 6 may, at any time prior to the filing date of the registration statement relating to such registration, revoke such request, without liability to any of the other holders of Registrable Stock, by providing a written notice to the Company revoking such request, in which case such request, so revoked, shall not be considered a Demand Registration. Notwithstanding anything contained requiring the Company to register any of its securities other than Common Stock.

     (ii)  If a registration pursuant to this paragraph 6 (a) involves an underwritten public offering and the managing underwriter shall advise the company that, in its view, the number of shares of Common Stock which the Company and such holders of Registrable Stock intend to include in such registration exceeds the Maximum Offering Size, the number of shares to be included in such registration shall be limited by excluding the shares to be registered in such offering, to the extent required by such limitation, in the
following order:   (A) first any securities or shares (other than Registrable
Stock and any other "Registrable Stock" described in clause (B) hereof) subject to registration rights granted after the date hereof, (B) next, on a pro rata basis, the shares of Registrable Stock and any other "Registrable Stock" issued to the holders of any other securities subject to registration rights granted prior to the date hereof, allocated among all such registrable stock in proportion, as nearly as practicable, to the respective amounts of such stock which would otherwise be entitled to be included in such registration, and (C) last, the shares being registered by the Company.

     (b) Piggy-back Registration Rights. In addition to the demand registration rights set forth in Section 6 (a) above, in the case of any proposed registration during the Registration Period of Common Stock or other securities of the Company under the Securities Act (other than a registration
(A) on Form S-8 or S-4 or any successor or similar forms, (B) relating to Common Stock issuable upon exercise of employee stock options or in connection with any employee benefit or similar plan of the Company or (C) in connection with a direct or indirect acquisition by the Company of another company), whether or not for the sale of its own account and including in connection with a Demand Registration, the Company will give at least thirty (30) days' prior written notice of the filing thereof to all holders of Warrants") and Registrable Stock.

     (i) The Company's notice shall afford the holders of all Registrable Warrants and of Registrable Stock an opportunity to elect within thirty (30) days after receipt thereof to include in such filing their Registrable Stock.

     (ii) The inclusion of Registrable Stock in any such registration involving an underwritten public offering shall be upon the condition that the holders thereof (A) must sell their Registrable Stock through the underwriters selected as provided in Section 6 (d) (vi) below on the same terms and conditions as are applicable to the Company or other selling stockholders of the Company, and (B) complete and execute all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonable required under the terms of such underwriting arrangements and the provisions hereof in respect of registration rights.

     (iii) For so long as any Registrable Stock remains outstanding, the Company shall be obligated under this Section 6 (b) to afford the holders thereof the right to participate in each and every such registration of Common Stock of the Company. If, at any time after giving written notice of its intention to register any Common Stock pursuant to this Section 6 (b) and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to register such stock, the Company shall give written notice to all such holders of Registrable Stock and, thereupon, shall be relieved of its obligation to register any Registrable Stock in connection with such registration (without prejudice, however, to rights of any such holder under Section 6 (a) above). No registration effected under this Section 6 (b) shall relieve the Company of its obligations to effect a Demand Registration to the extent required by
Section 6 (a) above.

     (iv) If a registration pursuant to this section 6 (b) involves an underwritten public offering and the managing underwriter shall advise the Company that, in its view, the number of shares of Common Stock which the Company and such holders of Registrable Stock intend to include in such registration exceeds the Maximum Offering Size, the number of shares to be included in such registration shall be limited by excluding the shares to be registered in such offering, to the extent required by such limitation, in the following order: (A) first any securities or shares (other than Registrable Stock and any other "Registrable Stock" described in clause (B) hereof) subject to registration rights granted after the date hereof, (B) next, on a pro rata basis, the shares of Registrable Stock and any other "Registrable Stock" issued to the holders of any other securities subject to registration rights granted prior to the date hereof, allocated among all such registrable stock in proportion, as nearly as practicable, to the respective amounts of such stock which would otherwise be entitled to be included in such registration, and (C) last, the shares being registered by the Company.

     (c )  Form S-3 Registration.  If at any time after a date twelve
(12) months after the effective date of a Qualified IPO, but prior to the final day of the Registration Period (as defined in Section 6 (a) above), the Company shall receive from any holder or holders of Registrable Stock a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Stock owned by such holder or holders, the Company will:

     (i) Promptly mail written notice of the proposed registration, and any related qualification or compliance, to all other holders of Registrable Stock and

     (ii) as soon as practicable, use its best efforts to effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such holder's or holders' Registrable Stock as are specified in such request, together with all or such portion of the Registrable Stock of any other holder or holders joining in such request as are specified in a written request received by the Company within twenty (20) days after the mailing of such written notice from the Company; provided, however that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this subsection (A) if Form S-3 (or a similar successor form) is not available for such offering by the Company or by the requesting holders; (B) if the requesting holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Stock and such other securities (if any) at an aggregate price to the public (net of any underwriters discounts or commissions) of less than $1,000,000; (C) with respect to any Registrable Stock regarding which the requesting holder or holders has received an opinion of counsel to the Company that registration is not required under the Securities Act in order to effect the sale or other distribution contemplated by such holder or holders.

     (iii) Subject to the foregoing, the Company shall file a registration statement covering the Registrable Stock so requested to be registered as soon as practicable after receipt of the request or requests of the holders. Registrations effected pursuant to this subsection shall not be counted as demands for registration or registrations, respectively, effected pursuant to Section 6 (a) above.

     (iv) Each such registration shall be kept effective until the earlier of (A) the sale of all securities registered thereunder and (B) the date 120 days after the effective date thereof.

     (v) If the Company is required to file or files a registration statement pursuant to this subsection ( c), if the Board of Directors of the Company, in its good faith judgment, determines, at the time of such filing, that the filing of such registration statement or the sale of securities pursuant to such registration statement should not be made or continued because it would materially interfere with any material financing, acquisition, corporate reorganization or merger or other transaction involving the Company or any of its subsidiaries (a "Valid Business Reason"), the Company may postpone the filing of such registration statement or the sale of securities pursuant to it, and no holder or holders of Registrable Stock shall sell any such securities pursuant to such registration statement until such Valid Business Reason for such postponement no longer exists, but in no event for more than six months; and the Company shall give written notice of its determination to so postpone and of the fact that the Valid Business Reason for such postponement no longer exists, in each case, promptly after the occurrence thereof.

     (d) Expenses of Registration. The costs and expenses (other than underwriting discount or commission) of the registrations effected pursuant to
Section 6 (a) above, of all registrations effected pursuant to Section 6 (b) and 6 (c) above, and of all other actions which the Company is required to take or effect pursuant to this Section 6 shall be paid by the Company (including, without limitation, all federal, state, NYSE or NASD registration and filing fees, printing expenses, costs of special audits incidental to or required by any such registration, and fees and disbursements of counsel for the Company and for the holders of Registrable Stock (including allocated costs of internal counsel)), except that all such expenses in connection with any amendment or supplement to the registration statement or the prospectus used in connection therewith required to be filed more than nine (9) months after the date on which such registration statement becomes effective under the Securities Act because any holder has not effected the disposition of Registrable Stock covered by such registration statement shall be borne by such holder or holders, in such proportions as they may agree. All such costs and expenses of any such subsequent registration effected pursuant to this
Section 6 (d) in connection with a Demand Registration shall be borne by the Majority Holders in such proportions as they may agree; provided, that an additional request for a Demand Registration made pursuant to Section 6 (a) above by the Majority Holders and otherwise in accordance with the terms thereof with respect to the registration of Registrable Stock which is made more than nine (9) months after a prior such demand shall be deemed a separate demand and not a supplement or amendment requested by any holder pursuant to this Section 6 (d).

     (e)  Registration Procedures.  Whenever holders of Registrable
Stock request that any Registrable Stock be registered pursuant to Section 6
(a), 6 (b) or 6 (c) above, the Company will , subject to provisions of such Sections, use its best efforts to effect the registration of such disposition thereof as quickly as practicable, and in connection with any such request:

     (i) The Company will as expeditiously as possible prepare and file with the Commission a registration statement on any form for which the Company then qualifies and which shall be available for the sale of the Registrable Stock to be registered thereunder in accordance with the intended method of distribution thereof, and use its best efforts to cause such filed registration statement to become and remain effective for a period of not less than nine (9) months (or such shorter period in which all of the Registrable Stock of the holders thereof included in such registration statement shall have actually been sold thereunder).

     (ii) The Company will, if requested, prior to filing a registration statement or prospectus or any amendment or supplement thereto, furnish to each holder of Registrable Stock and each underwriter, if any, of the Registrable Stock covered by such registration statement copies of such registration statement as proposed to be file, and thereafter the Company will furnish to such holder and underwriter, if any, such number of copies of such registration statement, each amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as such holder or underwriter may reasonable request in order to facilitate the disposition of the Registrable Stock owned by such holder.

     (iii) After the filing of the registration statement, the Company will promptly notify each holder holding Registrable Stock covered by such registration statement of any stop order issued or threatened by the Commission and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered.

     (iv) The Company will use its best efforts to (A) register or qualify the Registrable Stock covered by such registration statement under such other securities or blue sky laws of such jurisdictions in the United States as any holder holding such Registrable Stock reasonably (in light of such holder's intended plan of distribution) requests and (B) cause such Registrable Stock to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be reasonably necessary or advisable to enable such holder to consummate the disposition of the Registrable Stock owned by such holder; provided, that the Company will not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subsection (iv), or (B) subject itself to taxation in any such jurisdiction, or (C) consent to general service of process in any such jurisdiction.

     (v) The Company will immediately notify each holder holding such Registrable Stock, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Stock, such prospectus will not contain an untrue statement of a material fact or omit state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading and promptly prepare and make available to each such holder any such supplement or amendment.

     (iv) If the Majority Holders request a Demand Registration pursuant to Section 6 (a) above, such Majority Holders will have the right to select an underwriter or underwriters reasonably satisfactory to the Company in connection with any public offering resulting from such request. In any other case, the Company may select, in its sole discretion, such underwriter or underwriters as it may deem appropriate. The Company will enter into customary agreements (including an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Stock, including the engagement of a "qualified independent underwriter" in connection with the qualification of the underwriting arrangements with the NYSE or the NASD, as applicable.

     (vii) Upon the execution of confidentiality agreements in form and substance satisfactory to the Company, the company will make available for inspection by any holder of Registrable Stock and any underwriter participating in any disposition of Registrable Stock pursuant to a registration statement being filed by the Company pursuant to this Section 6
(e) and any attorney, accountant or other professional retained by any such holder or underwriter (collectively, the "Inspectors"), all financial and other record, pertinent corporate documents and properties of the Company (collectively, the "Records") as shall be reasonably necessary to enable them to exercise their due diligence responsibility and cause the Company's officers, directors and employees to supply all information reasonably requested by any Inspectors in connection with such registration statement. Records which the Company determines, in good faith, to be confidential and which it disclosed to any third party by the inspectors unless (A) the disclosure of such records in the registration statement is necessary to avoid or correct a misstatement or omission in the registration statement or (B) the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction. Each such holder agrees that information obtained by it as a result of such inspections shall be deemed confidential an shall not be used by it as the basis for any market transactions in the securities of the Company or its Affiliates unless and until such information is made generally available to the public. Each such holder further agrees that it will, upon learning that disclosure of such Records is sought in a court of competent jurisdiction. Each such holder agrees that information obtained by it as a result of such inspections shall be deemed confidential and shall not be used by it as the basis for any market transactions in the securities of the Company or its Affiliates unless and until such information is made generally available to the public. Each such holder further agrees that it will, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, give notice to the Company and allow the Company, at the Company's own expense, to undertake appropriate action to prevent disclosure of any such Records deemed confidential.

     (viii) The Company will furnish to each such holder of Registrable Stock and to each such underwriter, if any, a signed counterpart, addressed to such underwriter, of (A) an opinion or opinions of counsel to the Company and (B) a comfort letter or comfort letters from the Company's independent public accountants, each in customarily covered by opinions or comfort letters in offerings of securities, as the case may be, as a majority of such holders of the managing underwriter therefore reasonable requests.

     (ix) The Company will otherwise use its best efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonable practicable, an earnings statement covering a period of 12 months, beginning within three months after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act.

     (x) The Company may require each such holder to promptly furnish in writing to the Company such information regarding the distribution of the Registrable Stock as the Company may from time to time reasonably request and such other information as may be legally required in connection with such registration.

     (xi) Each such holder of Registrable Stock agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 6 (e) (iii) or 6 (e) (v) above (a "Stop-sale Notice"), such holder will forthwith discontinue disposition of Registrable Stock pursuant to the registration statement covering such notice from the Company that such stop-order has been removed and/or the copies of the supplemented or amended prospectus contemplated by Section 6 (e) (v) above, and, if so directed by the Company, such holder will deliver to the Company all copies, other than any permanent file copies then in such holder's possession, of the most recent prospectus covering such Registrable Stock at the time of receipt of such Stop-sale Notice. In the event that the Company shall give such Stop-sale Notice, the Company shall extend the period during which such registration statement shall be maintained effective (including the period referred to in Section 6 (e) (I) above) by the number of days during the period from and including the date of the giving of notice pursuant to
Section 6 (e) (iii) or 6(e) (v) above, as applicable, to the date when the Company shall give the holders of Registrable Stock notice that the Stop-sale Notice has been removed and/or make available to such holders a prospectus supplemented or amended to conform with the requirement s of Section 6 (e) (v) above.

     (f) Restriction on Sale. In the event the Company registers its securities under the Securities Act pursuant to a firm commitment underwriting, each holder of Registrable Stock will not, for such period of time specified by the managing underwriter, but not in excess of eighteen (18) months following the effective date of such registration statement, sell or otherwise transfer any of the Warrants or any shares of Registrable Stock without the prior written consent of such underwriter, provided that each of the Company's executive officers and directors agree to the same restriction for the same period of time.

     (g) Survival of Provisions. The provisions of this Section with respect to Warrant Shares, shall survive the exercise of any Registrable Warrants.

     7.  Registered Holder.  The registered holder of this Warrant
Certificate shall be deemed the owner hereof and of the Warrants evidenced hereby for all purposes. The registered holder of this Warrant Certificate shall not be entitled by virtue of ownership of this Warrant Certificate shall not be entitled by virtue of ownership of this Warrant Certificate to any rights whatsoever as a shareholder of the Company.

            8. Transfer. This Warrant Certificate and any unexercised warrants evidenced hereby may not be transferred unless the Company shall otherwise consent to the transfer hereof and the warrants evidenced hereby, which consent shall not be unreasonably withheld, and otherwise is accordance with this Section 9. This Warrant Certificate and The Warrants evidenced hereby may not be sold, pledged, hypothecated or transferred at any time unless the Company shall have received an opinion of counsel to the effect that such transfer would not result in a violation of the provisions of the Securities Act. Any transfer of this Warrant Certificate and the Warrants evidenced hereby to a transferee, in whole or in part, shall be effected upon surrender of this Warrant Certificate, duly endorsed (unless endorsement is waived by the Company), at the principal office or agency of the Company. If the Warrants evidenced hereby is being sold, pledged, hypothecated or otherwise transferred, the Company shall issue a new Warrant Certificate registered in the name of the appropriate transferee(s). If less than all of the Common Stock issuable upon exercise hereof are being sold, pledged, hypothecated or otherwise transferred, the Company shall issue new Warrant Certificates, in each case for the number of Warrants exercisable for the appropriate number of shares of Common Stock, registered in the name of the registered holder hereof and the transferee (s), as applicable. Common Stock of the Company issued upon any exercise hereof may not be sold, pledged, hypothecated or otherwise transferred at any time unless the Company shall have received an opinion of counsel to the effect that such transfer would not result in a violation of the Securities Act.

     9. Each taker and holder of this Warrant Certificate, the Warrant Certificate, the Warrants evidenced hereby and any shares of capital stock of the Company issued upon exercise of such Warrants, by taking or holding the same, (x) consents to and agrees to be bound by the terms hereof and (y) acknowledges and agrees that this Warrant Certificate and the unexercised Warrants evidenced hereby may be subject to a right of repurchase by the Company, at the option of the Company, in whole or in part, in accordance with the terms and conditions of that certain Subscription Agreement dated on or about the date hereof entered into between the Company and the initial holder hereof (a copy of which agreement will be provided to any holder hereof upon written request to the Company therefore), the provisions of which agreement, to the extent they relate to such right of repurchase, shall be deemed a part of the terms and conditions of this Warrant Certificate and the unexercised Warrants evidenced hereby as if the same were specifically set forth herein.


IN WITNESS WHEREOF, Cayenne Entertainment, Inc. has caused this Warrant Certificate to be signed by duly authorized officer and this Warrant Certificate dated as of March 31, 2001.

                                        Cayenne Entertainment, Inc.

                                        By /s/ Gordon LeBlanc, Jr.
                                           Name: Gordon LeBlanc, Jr.
                                           Title: Chief Executive Officer



                               FORM OF EXERCISE
                               ----------------

              (to be executed by the registered holder hereof)


     The undersigned hereby exercises __________ Warrants for the purchase of one share each of common stock, par value $.01 (Common Stock"), of Cayenne Entertainment, Inc. evidenced by the within Warrant Certificate and herewith makes payment of the purchase price in full. Kindly issue certificates for the Common Stock in accordance with the instructions given below. The certificate for the unexercised balance of the Warrants evidenced by the within Warrant Certificate, if any, will be registered in the name of the undersigned.

     Dated: __________________________

Instructions for registration of shares:



     _____________________________________________
Name (please print)

Social Security or other Identifying

Number: _____________________________

Address:

_____________________________________________
Street